Exhibit 99.1

News Release

Contact:

A. Pierre Dubois

Investor Relations and Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com

BPZ Resources Announces Management Change

Houston, TX - June 6, 2011 - BPZ Resources, Inc. (NYSE:BPZ) announced today that Edward G. Caminos has advised the Company of his resignation as Chief Financial Officer to pursue other professional opportunities, effective June 30, 2011.

“Ed has been a valued member of BPZ for almost seven years and has helped us evolve from a purely developmental company to a true oil and gas exploration and production company.  His contributions to the Company have been significant and we wish him well in his future endeavors,” said Manolo Zúñiga, President and Chief Executive Officer.

Mr. Richard (Rick) Menniti has been named Interim Chief Financial Officer effective July 1, 2011.  Mr. Menniti joined the Company in September of 2010 as Director of Corporate Finance.  His energy experience includes management assignments in the U.S and abroad during his 30-year career with Royal Dutch Shell plc companies.  Rick is a Certified Public Accountant, a Certified Management Accountant, a Certified Treasury Professional, and holds a Masters of Business Administration.

Preng & Associates, a leading executive recruiting firm specializing in energy and natural resources, has been engaged to assist the Company in the search for a new Chief Financial Officer.

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc., is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. Please visit the Company’s website at www.bpzenergy.com for more information.